Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 23, 2025

Registration No.: 333-274535

Chewy, Inc. Announces Pricing of Upsized Offering of Class A Common Stock by Selling Stockholder and Concurrent Repurchase

PLANTATION, Fla. – (BUSINESS WIRE) – June 23, 2025 – Chewy, Inc. (NYSE: CHWY) (“Chewy”), a trusted destination for pet parents and partners everywhere, announced today the pricing of an upsized underwritten public offering of 23,952,096 shares of its Class A common stock, par value $0.01 per share, by Buddy Chester Sub LLC (the “Selling Stockholder”), which is an entity affiliated with funds advised by BC Partners PE, LP (“BC Partners”), Chewy’s largest shareholder, at a price to the public of $41.95 per share (the “Offering”). The Selling Stockholder granted the underwriter a 30-day option to purchase up to an additional 3,592,815 shares of Class A common stock. Chewy will not sell any shares of its Class A common stock in the Offering and will not receive any proceeds from the sale of the shares of Class A common stock being offered by the Selling Stockholder.

In addition, as previously announced, concurrent with the closing of the Offering, Chewy has agreed to purchase from the Selling Stockholder $100.0 million of Chewy’s Class A common stock at a price per share equal to the per share purchase price to be paid by the underwriter in the Offering (the “Concurrent Repurchase”). The Concurrent Repurchase was approved by a special committee of Chewy’s Board of Directors, consisting solely of independent directors not affiliated with BC Partners. The repurchased shares will be cancelled and retired upon completion of the Concurrent Repurchase. The Concurrent Repurchase is being executed separately from the Company’s existing $500 million share repurchase program authorized on May 24, 2024, which will be unaffected by this transaction. We expect the closing of the Concurrent Repurchase to occur substantially concurrently with the closing of this offering. The Offering is not conditioned upon the closing of the Concurrent Repurchase, but the Concurrent Repurchase is conditioned upon the closing of the Offering.

Prior to the Offering and Concurrent Repurchase, Chewy had approximately 196 million shares of Class A common stock and 220 million shares of Class B common stock outstanding. If the Offering and Concurrent Repurchase are completed (assuming no exercise of the underwriter’s option to purchase additional shares of Class A Common Stock), Chewy will have approximately 219 million shares of Class A common stock and approximately 193 million shares of Class B common stock outstanding. The Offering and Concurrent Repurchase are expected to close by June 25, 2025, subject to customary closing conditions.

J.P. Morgan is acting as the sole underwriter for the Offering. Chewy has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the Offering. A preliminary prospectus supplement and accompanying prospectus relating to the Offering will be filed with the SEC and will be available on the SEC’s website. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus and other documents Chewy has filed with the SEC for more complete information about Chewy and the Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Chewy or J.P. Morgan will arrange to send you the preliminary prospectus supplement and accompanying prospectus relating to the Offering if you contact J.P. Morgan: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Chewy

Our mission is to be the most trusted and convenient destination for pet parents and partners everywhere. We believe that we are the preeminent online source for pet products, supplies and prescriptions as a result of our broad selection of high-quality products and services, which we offer at competitive prices and deliver with an exceptional level of care and a personal touch to build brand loyalty and drive repeat purchasing. We seek to continually develop innovative ways for our customers to engage with us, as our websites and mobile applications allow our pet parents to manage their pets’ health, wellness, and merchandise needs, while enabling them to conveniently shop for our products. We partner with approximately 3,200 of the best and most trusted brands in the pet industry, and we create and offer our own private brands. Through our websites and mobile applications, we offer our customers approximately 130,000 products and services offerings, to bring what we believe is a high-bar, customer-centric experience to our customers.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 (“PSLRA”), and such statements are intended to qualify for the protection of the safe harbor provided by the PSLRA. All statements other than statements of historical facts contained in this communication are forward-looking statements, which involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” or “would,” or the negative of these words or other similar terms or expressions, although not all forward-looking statements contain these identifying words. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including, but not limited to our ability to close the Offering and Concurrent Repurchase and complete any repurchases under our share repurchase program following the Offering and Concurrent Repurchase. You should not rely on forward-looking statements as predictions of future events, and you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of factors. We have based the forward-looking statements contained in this communication primarily on our current assumptions, expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025, the preliminary prospectus supplement and accompanying prospectus and elsewhere in our filings with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this communication. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this communication to reflect events or circumstances after the date of this communication or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

Investor Contact:

ir@chewy.com

Media Contact:

Diane Pelkey

dpelkey@chewy.com